CONSULTING AGREEMENT


     This consulting agreement (the "Agreement") is entered into this 20th day of January 1999 by Alfa International Corp., a corporation organized under the laws of the State of New Jersey ("Alfa"), Ty-Breakers Corp., a corporation organized under the laws of the State of New York ("Ty-Breakers") and Auto-Pilot, Inc., a corporation organized under the laws of the State of Delaware ("API") all of whom maintain their offices at 50 South Buckhout Street, Irvington-On-Hudson, New York 10533, on the one hand, and, William G. Brown and Gary Todd, as principals in Continental International Trading Corp., who maintain their office at 128 Sand Lane, Staten Island, N.Y. 10305 (the "Consultants"), on the other hand. Alfa, Ty-Breakers and API are sometimes referred to herein as the "Companies" and Alfa, Ty-Breakers, API and the Consultants are sometimes referred to herein as a "Party" or the "Parties".


                              W I T N E S E T H :
                              _________________

     WHEREAS Alfa is a holding company and a publicly traded corporation, whose common stock is traded on NASDAQ's OTC Electronic Bulletin Board under the symbol "TYBR", and

     WHEREAS API is a private company and has developed and has proprietary rights in a single board micro computer device known as the Reconfigurable Computer Node (the "RCN"), and

     WHEREAS Alfa has completed a private placement of its securities, has acquired and funded Ty-Breakers, and is now desirous of further developing its business through (I) the acquisition of API and the acquisition of a company in the machinery marketing business (collectively, the "Targets"), (both of which Targets are described in the confidential memorandum attached hereto as Exhibit
A) as well as acquiring a software company synergistic with API, (II) through the international expansion of Ty-Breakers' marketing efforts, (III) through executing licensing agreements for certain of API's technology, and (IV) through the start-up and development of a subsidiary in Russia or Israel to design software products both for API and otherwise.

     WHEREAS Alfa has, as generally described in Alfa's Report on Form 10-KSB for the period ended 12/31/97 attached hereto as Exhibit B, acquired Ty-Breakers and conducted preliminary discussions with two of the Targets, and

     WHEREAS the Consultants have expertise in (1) the structuring of mergers & acquisitions, (2) international markets & marketing to such international markets, and (3) the laws, commerce, customs and business practices & conditions in Russia and Israel as well as numerous personal & business contacts in Russia and Israel, and

     WHEREAS the Consultants have agreed to act as the Company's non-exclusive Consultants for the matters covered by this Agreement, and

     WHEREAS the Consultants understand and acknowledge the importance of maintaining the secrecy and confidentiality of all information relating to or concerning the RCN, including but not limited to: circuit diagrams, parts lists, run lists, drawings, blueprints, prototype circuits, products, computer programs, hardware, software, documents, manuals, notes, photographs, customer

>PAGE>
lists, customer notes, sales materials, customer proposals, sales orders, things and information, whether oral or written, relating to the RCN as well as all other confidential information relating to API, Alfa, Ty-Breakers and the Targets (the "Proprietary Information"), and

     WHEREAS the Consultants have received and are desirous of receiving confidential information relating to the RCN from API and other confidential information relating to Alfa, Ty-Breakers and the Targets, including the Proprietary Information, and

     WHEREAS the Consultants have, prior to the date hereof, and on a continuing basis to date, provided corporate finance advice to Alfa and management consulting and international marketing advice to the Companies without compensation; and Consultants agree, to provide such services and advice to Alfa, Ty-Breakers (and should Alfa acquire one or both of the Targets, to the Targets) subsequent to the date hereof, relating to among other things:
      (a) the corporate structure of and advisability of future acquisitions by Alfa relating to the acquisition by Alfa of one or more of the Targets as wholly owned subsidiaries or relating to the acquisition by Alfa of any other wholly owned subsidiary(s).

      (b) the provision of marketing and consulting advice to Ty-Breakers with respect to (1) marketing and/or licensing of its products outside the United States, (2) obtaining a license agreement with the National Hockey League, and (3) the direct marketing of its Tyvek and Kensel jackets on Russian National television.

      (c) the sale and/or license by API of the western European and/or Asian marketing rights and/or manufacturing rights to API's RCN product line.

      (d) the organization, start-up, advice regarding financing (including government financing) and management of a Russian OR Israeli domiciled corporation at the Mofet B'Yehuda incubator (or similar Israeli or Russian incubator) which will be a wholly owned subsidiary of API.

      (e) identifying, structuring the transactions and conducting appropriate due diligence reviews thereof for suitable acquisition candidates for Alfa.

      (f) consulting on such other matters, as the Parties deem desirable and advisable.

     NOW THEREFORE, for and in consideration of the compensation to be paid and the services previously rendered and to be rendered under the terms of this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by the Parties, the Parties hereto covenant and agree as follows:

     1. The above stated preamble clauses are all incorporated herein as if fully set forth in the body of this Agreement.

     2. The term of this Agreement (the "Term") shall be for three years beginning on the first day of January 1999 unless otherwise terminated in accordance with the provisions of this Agreement. Either Party may terminate this Agreement at any time prior to the expiration of the Term for any reason whatsoever, but no such termination shall deprive the Consultants of their rights to their compensation as described in section 4(i) hereof. Any Party desiring to terminate this Agreement prior to the expiration of the Term may do so by notifying the other Party, in accordance with the provisions of section 22 hereof, of its intention to do so.

     3. Ty-Breakers agrees to provide Consultants with 100 copies of its retail product catalog and with 2 samples of each jacket displayed in such catalog. Consultants will arrange for a presentation of the Ty-Breakers product line to Ms. Aida Todd at the government owned Russian Television Network for inclusion in its "Show Channel" which is the Russian version of the "home shopping network".

     4. API has disclosed certain portions of the Proprietary Information to Consultants and agrees to disclose to the Consultants such further portions of the Proprietary Information which, in the sole judgement of API, is necessary to enable the Consultants to determine the needs and requirements of API. Consultants agree to exert their best efforts to assist API in accomplishing the following:

    (i) to locate a suitable western European corporation and a suitable Asian corporation in the electronics marketing and/or manufacturing business (the "Licensees"), which Licensees will be acceptable to API, and to negotiate on behalf of API a definitive marketing rights agreement with each such Licensee whereby Licensees will be granted the exclusive marketing rights in western Europe or in Asia, as the case may be, for API's product line (including the RCN and follow on products) and API will be paid a sum of not less than one million dollars (the "License Fee") by each such Licensee in exchange for granting Licensees such rights. If such License Fee(s) is/are paid to the Company during the Term then Consultants shall be entitled, in addition to the compensation set forth in Section 13 hereof, to a finder's fee of five percent (5%) of each such License Fee.

    (ii) to enable API to open, staff and operate an Israeli or Russian domiciled corporation for the purpose of continued research and development of follow on and upgrade products for its RCN product line. In this regard Consultants will assist API to initiate negotiations with Russian private companies and/or individuals or to conclude negotiations with Israeli Government authorities (either Mofet'B'Yehuda or other similar Israeli authority as generally outlined in their letter to API); and to secure such assistance, both financial and otherwise, as may be available for such a Russian or Israeli domiciled enterprise from agencies of the government of Russia or Israel. The Consultants agree, among other things, to provide API and Alfa with such corporate finance and management advice as is necessary to assist API in the negotiation of financing terms and tax abatement issues with the Economic Development Administration (or other such appropriate agency) of the government of Russia or Israel and with local Russian or Israeli banking institutions, as the case may be.

     5. The Companies agree to disclose to the Consultants such corporate and financial information about their past and present operations to allow the Consultants to develop a corporate structure and strategy to accomplish Alfa's objectives.

     6. The Consultants agree to treat as confidential any and all information obtained from the Companies pursuant to this Agreement, and to that end the Consultants further agree:

           (a) except in the interest of fulfilling their obligations under this Agreement, to not disclose the Proprietary Information, or any portion thereof to third parties; and

           (b) to keep any and all of the Proprietary Information obtained under this Agreement in strict confidence and to segregate the Proprietary Information in a safe and secure location to which only persons authorized herein to use such information have access; and

           (c) to insure that the Proprietary Information, or any portion thereof, is disclosed only to those employees of the Consultants who have a need to know the Proprietary Information and to advise those employees to whom the Proprietary Information is disclosed of its confidential nature and of the Consultants' obligation to treat such Proprietary Information as confidential and to the extent such employees are likewise obligated to maintain such Proprietary Information in confidence in accordance with the terms of this Agreement.

     7. The Consultants shall be responsible for the acts or omissions of any of their employees, affiliates or agents to whom the Consultants shall disclose the Proprietary Information or any portion thereof and the Consultants hereby warrant and guarantee the full and substantial performance by such employees, affiliates or agents of the terms, conditions and obligations of confidentiality of this Agreement.

     8. The Consultants agree not to use the Proprietary Information, or any portion thereof, for any purpose other than that contemplated by this Agreement.

     8.1 In the event of the termination of this Agreement prior to the expiration of the Term, then, all compensation due to the Consultants, if any, which remains unpaid, shall immediately become due and payable upon such termination of this Agreement.

     8.2 The Consultants agree that at the end of the Term, or if any of the Companies at any time during the Term notifies the Consultants or if the Consultants, or any one of them, at any time during the Term notifies any of the Companies, of their election to terminate this Agreement, then the Consultants shall return to Alfa within two weeks of such notification or end of the Term any and all of the Proprietary Information provided to the Consultants by the Companies, and the Consultants shall destroy all records of the Consultants, which refer to or relate to the Proprietary Information disclosed to the Consultants under this Agreement, and the Consultants shall affirm such record destruction in writing to the Companies.

     9. The Companies agree that the obligations of the Consultants under this Agreement with respect to the confidentiality of the Proprietary

Information shall not be applicable to any information disclosed by the Companies to the Consultants which:

           (a) is already in the possession of the Consultants from sources other than from the Companies, provided that within twenty days after the receipt by the Consultants of information from the Companies under this Agreement, the Consultants notify Alfa in writing of the existence and nature of such information in its possession from such other sources and furnish Alfa with copies of the documents relied upon; or

           (b) is generally known to and readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use at the time of disclosure of the Proprietary Information by the Companies to the Consultants, or which thereafter, through no act or failure of the Consultants, becomes generally known to and readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; or

           (c) is disclosed to the Consultants by a third party not under an obligation to maintain the information in confidence.

     If any part of the information disclosed by the Companies to the Consultants should ever meet any of the criteria established in the above sub-paragraphs 9(a),(b) or (c), such shall not affect the Consultants' continuing obligation to maintain in confidence in accordance with the terms of this Agreement any other part of the Proprietary Information which does not meet such criteria.

     10. The Parties understand and agree that no license or rights are granted under this Agreement to any aspect of the Proprietary Information or the like, other than for the limited purposes contemplated by this Agreement.

     11. Title to and ownership of the Proprietary Information shall at all times remain with API, Ty-Breakers, Alfa or the Targets, as the case may be.

     12. If the Companies, or any one of them, in their sole discretion, determine that the Consultants, or any one of them, are neglecting or failing to perform or observe any of their obligations of confidentiality under this Agreement with respect to the Proprietary Information, then, immediately upon notification from the Companies (or any one of them), the Consultants shall return the Proprietary Information to Alfa, and the Consultants shall comply with the requirements of section 8.2 hereof.

     13.     The Parties to this Agreement acknowledge and agree:
               (a) that the Consultants have rendered services to the Companies prior to the date of this Agreement.

               (b) that concurrently with the execution of this Agreement by the Parties that Alfa shall, as compensation to the Consultants for their work under this Agreement, grant a total of four options (the "Stock Options") consisting of two separate options for each of the Consultants, to purchase shares of Alfa's $.01 par value common stock ("Common Stock").

               (c) that the aforementioned grant of the Stock Options as compensation to be paid by Alfa to the Consultants under the provisions of this Agreement shall represent full payment for all services rendered by the Consultants to any and all of the Companies or the Targets (i) prior to the date of this Agreement and (ii) except as required by section 4(i) hereof, for all services to be rendered by the Consultants during the Term, to any and all of the Companies or Targets under the provisions of this Agreement.

     The form of the Stock Option Agreements are attached hereto as Exhibits C,D,E & F. Each Stock Option is for 500,000 shares of Common Stock and the exercise prices of the Stock Options are $0.25; $0.50; $0.75 and $1.00 per share of Common Stock.

     14. Governing Law; Jurisdiction; Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and to be entirely performed therein and without regard to principles of conflict of laws. Any litigation based hereon, or arising out of, under or in connection with this Agreement shall be brought and maintained exclusively in the courts of the State of New York or in the United States District Court for the Southern District of New York. Each of Alfa, Ty-Breakers, API and the Consultants hereby expressly and irrevocably submit to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York for the purpose of any such litigation set forth above. Each of Alfa, Ty-Breakers, API and the Consultants hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which they have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum.

     15. Assignment; Binding Nature; No Beneficiaries. This Agreement may not be assigned by any Party hereto without the written consent of the other Parties. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective heirs, personal representatives, legatees, successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than to the Parties hereto and their respective heirs, personal representatives, legatees, successors and permitted assigns.

     16. Counterparts. For the convenience of the Parties, any number of counterparts hereof may be executed, each such executed counterpart shall be deemed an original and all such counterparts together shall constitute one and the same instrument.

     17. Amendment. This Agreement may be modified or amended only by an instrument in writing, duly executed by the Parties.

     18. Nonwaiver. No waiver by any Party of any term, provision, covenant, representation or warranty contained in this Agreement (or any breach thereof) shall be effective unless it is in writing executed by the Party against which such waiver is to be enforced; no waiver shall be deemed or construed as a further or continuing waiver of any such term, provision, covenant, representation or warranty (or breach) on any other occasion or as a waiver of any other term, provision, covenant, representation or warranty (or the breach of any other provision) contained in this Agreement on the same or any other occasion.


     19. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part thereof.


     20. Construction. In this Agreement (i) words denoting the singular include the plural and vice versa, (ii) "it" or "its" or words denoting any gender include all genders, (iii) the word "including" shall mean "including without limitation," whether or not expressed, (iv) any reference herein to a Section refers to a Section of this Agreement, unless otherwise stated, (v) when calculating a period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a business day, then the period shall end on the next day which is a business day, and
(vi) except as otherwise expressly provided herein, all dollar amounts are expressed in United States funds.


     21. Entire Agreement. This Agreement, including the Exhibits attached hereto, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior representations, agreements and understandings, both written and oral, among the Parties with respect to such subject matter.


     22. Notices. Unless otherwise specifically provided in this Agreement, all notices, requests, consents, approvals, agreements or other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered in one of the following means: (a) by hand; (b) by facsimile transmission to those Parties with fax numbers indicated below (with subsequent written confirmation by another means in compliance with this Section 22); (c) by registered or certified mail, first class postage prepaid, return receipt requested; or (d) by nationally recognized overnight courier, addressed to the respective addresses of the Parties as follows:



       If to Alfa, Ty-Breakers or API:         With a Copy To:
       _______________________________         _______________

       Alfa International Corp., or            Kaplan Gottbetter & Levenson, LLP
       Ty-Breakers Corp., or                   630 Third Avenue
       Auto-Pilot, Inc.                        5th Floor
       50 South Buckhout Street                New York, New York  10017
       Irvington-on-Hudson, NY 10533           Attn:  Adam S. Gottbetter, Esq.
       Fax: (914) 591-1997                     Fax: (212) 983-9210
       Conf:(914) 591-1994                     Conf:(212) 983-0532

       If to Brown or Todd:                    With a Copy To:
       ____________________                    _______________


       Mr. William G. Brown, or
       Mr. Gary Todd
       c/o  Continental Int'l. Trading Corp.   Mr. Simone V. Palazzolo, Esq.
       128 Sand Avenue                         65 Highland Road
       Staten Island, N.Y. 10305               Stamford, CT  06902
       Fax: (718) 442-8861                     Fax: (203) 356-1137
       Conf:(718) 442-9779                     Conf:(203) 356-1137



or to such other address as any Party shall designate for himself or itself by notice to the other Parties given in accordance herewith. Any such notice or other communication shall be deemed to have been given or made (i) upon delivery, if delivered personally, (ii) one (1) business day after transmission, if delivered by facsimile transmission during normal business hours, (iii) three (3) business days after mailing, if mailed, or (iv) one (1) business day after delivery to the courier, if delivered by overnight courier service.


     23. The invalidity or un-enforceability of any provision of this Agreement shall not affect or limit the validity or enforceability of any other provision hereof and any such invalid or unenforceable provision shall be construed or deemed amended by the Parties only to the extent necessary to make it valid and enforceable.


     24. No delay or omission by the Companies in enforcing any right under this Agreement with respect to the Proprietary Information shall operate as a waiver of such right. Any such waiver in order to be effective must be in writing. The Consultants acknowledge that monetary damages may be inadequate to compensate the Companies for any violation by the Consultants of their confidentiality obligations with respect to the Proprietary Information hereunder and that the Companies may seek equitable or injunctive relief in order to prevent or prohibit any threatened or continuing violation of the confidentiality of the Proprietary Information disclosed subject to this Agreement.


     25. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance written approval thereof by Alfa. Notwithstanding anything to the contrary contained anywhere else herein, this Agreement does not obligate Alfa or any of the Companies or Targets to enter into any merger or acquisition agreement. Any merger or acquisition that Alfa, the Companies or the Targets may consummate shall be at the sole discretion of Alfa, the Companies, or the Targets, as the case may be.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.



William G. Brown                    Alfa International Corp.




By:   /s/William G. Brown           By:   /s/Frank J. Drohan
   _________________________           ________________________
       William G. Brown                    Frank J. Drohan
                                           President



Gary Todd                              Ty-Breakers Corp.




By:   /s/Gary Todd                  By:   /s/Frank J. Drohan
   _________________________           ________________________
        Gary Todd                          Frank J. Drohan
                                           President



                                    Auto-Pilot, Inc.



                                    By:   /s/Frank J. Drohan
                                       ________________________
                                          Frank J. Drohan
                                          President